                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-18911


                    NEW ENGLAND INVESTMENT COMPANIES, L.P.


                                    PROSPECTUS SUPPLEMENT
                                    DATED MARCH 10, 1998 TO
                                    PROSPECTUS DATED MARCH 3, 1998


The following information is made a part of the above-referenced prospectus (the "Prospectus").

                              SELLING UNITHOLDERS

     The information contained in the Prospectus with respect to Selling Unitholders is updated by the addition of the following Selling Unitholder:

                                                                               Units Beneficially
                                                                              Owned After Offering
                               Units Beneficially         Units to be       -----------------------
Selling Unitholder        Owned Prior to Offering(1)    Sold in Offering    Number (1)  Percent (2)
------------------        --------------------------    ----------------    ----------  -----------
Reich & Tang, Inc. (3)             44,100                    44,100             0            *

* Less than 1%

(1) Except as otherwise indicated in this table, based on information provided by such persons, the entity named in the table above has sole voting and investment power with respect to all of the LP Units shown as beneficially owned by it.

(2) Percentage of ownership is based on 6,164,980 LP Units outstanding on December 31, 1997, and does not include 110,000 units of general partnership interest ("GP Units") owned by the Partnership's general partner, which represent all GP Units outstanding.

(3) The number of LP Units shown does not include 5,955,600 LP Units which may be issued to Reich & Tang, Inc. ("RTI") in exchange for the 5,955,600 Operating Partnership LP Units owned by RTI pursuant to, and subject to the limitations of, the Partnership's continuing offer to exchange LP Units for Operating Partnership LP Units. The number of LP Units shown also does not include LP Units that may be issued in exchange for Operating Partnership LP Units that have been contributed by RTI to the Restricted Unit Plan of the Operating Partnership, as to which RTI retains certain income and reversionary rights. Oscar L. Tang, a director of the general partner of the Partnership, beneficially owns approximately 34% of the stock of RTI, not including approximately 13% of such stock held by trusts for the benefit of Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership. All stockholders of RTI are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code which creates numerous reciprocal and other rights relating to the disposition of stock in RTI by the stockholders.